Exhibit 99.1

For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

ENTERPRISE FINANCIAL COMPLETES $35.0 MILLION
PUBLIC COMMON STOCK OFFERING

St. Louis, May 24, 2011. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it has raised approximately $35.0 million through a previously announced underwritten public offering of 2,743,900 shares of its common stock, including 357,900 shares issued pursuant to the exercise of the underwriter’s over-allotment option, at a public offering price of $12.75 per share.

The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $32.5 million. The net proceeds from the offering will be used to further strengthen the Company’s capital position and for other general corporate purposes, which may include capital to support growth and acquisition opportunities.

“We are very pleased with the strong response to the offering,” commented Peter Benoist, President and CEO of Enterprise Financial. “This additional capital enhances our already strong capital levels and positions us well for future growth as our momentum continues to build. Each of our holding company board members also participated, which is a tremendous expression of their confidence in the company and its future.”

Keefe, Bruyette & Woods, Inc.acted as sole book-running manager of the offering. The shares in the offering were issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission as a part of the Company’s effective shelf-registration statement on Form S-3 (File No. 333-160032). This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

#       #       #

     This release contains statements that are considered “forward-looking statements” within the meaning of and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors which are discussed under “Item 1A – Risk Factors” of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The statements are valid only as of the date hereof and the Company disclaims any obligation to update this information.